As filed with the Securities and Exchange Commission on August 28, 2018

Registration No. 333-211549

Registration No. 333-211548

Registration No. 333-205380

Registration No. 333-172795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-211549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-211548

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-205380

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3D

REGISTRATION STATEMENT NO. 333-172795

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brookfield Property REIT Inc.

(f/k/a GGP Inc.)

(Exact name of registrant as specified in its charter)

Delaware	27-2963337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michelle Campbell

Secretary

Brookfield Property REIT Inc.

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281

(212) 417-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph C. Shenker, Esq.

Robert W. Downes, Esq.

Brian E. Hamilton, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

TERMINATION OF REGISTRATION STATEMENTS AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) filed by Brookfield Property REIT Inc. (formerly known as GGP Inc.) (the “Company”) remove from registration any and all securities of the Company that remain unsold under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (Registration No. 333-211549), filed with the SEC on May 23, 2016, pertaining to the resale by certain selling securityholders identified therein of up to an aggregate of (i) 389,013,627 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of 299,316,094 shares of Common Stock issued to or acquired by the selling securityholders and 89,697,533 shares of Common Stock issuable upon exercise of the then outstanding warrants described therein; and (ii) 73,928,571 of the then outstanding warrants to acquire Common Stock;

•

Registration Statement on Form S-3 (Registration No. 333-211548), filed with the SEC on May 23, 2016, pertaining to the registration of up to 10,500,000 shares of Common Stock reserved for issuance to certain holders of common units of limited partnership interests in GGP Operating Partnership, LP, a Delaware limited partnership;

•

Registration Statement on Form S-3 (Registration No. 333-205380), filed with the SEC on June 30, 2015, pertaining to the registration of an indeterminate number or amount of (i) debt securities, (ii) shares of Common Stock, (iii) shares of preferred stock, par value $0.01 per share, of the Company, (iv) warrants, (v) rights and (vi) units; and

•

Registration Statement on Form S-3D (Registration No. 333-172795), filed with the SEC on March 11, 2011, pertaining to the registration of 100,000,000 shares of Common Stock for issuance under the Company’s Dividend Reinvestment Plan.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of March 26, 2018 (as amended on June 25, 2018), by and among Brookfield Property Partners L.P., a Bermuda exempted limited partnership (“BPY”), Goldfinch Merger Sub Corp., a wholly-owned subsidiary of BPY (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), and the Company became an indirect wholly-owned subsidiary of BPY.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. The Company is filing these Post-Effective Amendments to the Registration Statements to deregister any and all securities of the Company registered for sale pursuant to the Registration Statements that remain unsold as of the date of these Post-Effective Amendments. The Company hereby terminates the effectiveness of the Registration Statements and deregisters any and all securities of the Company registered for sale under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 28, 2018.

BROOKFIELD PROPERTY REIT INC.

/s/ Michelle Campbell
Name: Michelle Campbell Title: Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.